EXHIBIT 99.1

            LOGICVISION REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

              REVENUES AT HIGH END OF GUIDANCE AND A RECORD BACKLOG

    SAN JOSE, Calif., Apr. 25 /PRNewswire-FirstCall/ -- LogicVision, Inc. (Nasdaq: LGVN), a leading provider of yield learning capabilities that enable its customers to quickly and effectively improve product yields, today announced its financial results for the first quarter ended March 31, 2006.

    First Quarter 2006 Results

    Revenues in the first quarter of 2006 were $2.3 million, compared with $2.5 million in the fourth quarter of 2005.

    Net loss in the first quarter of 2006 was $2.2 million, or $0.12 per share, compared with a net loss of $2.5 million, or $0.13 per share, reported in the fourth quarter of 2005.

    Gross margins in the first quarter improved to 71 percent, compared with 67 percent in the fourth quarter of 2005.

    Operating expenses were $3.9 million in the first quarter, including $0.1 million of stock-based employee compensation charges in accordance with SFAS 123
(R). This compares with $4.3 million of operating expenses in the fourth quarter of 2005, including $0.7 million of restructuring charges. The fourth quarter also reflected the reversal of accrued bonus expense of $0.5 million as operating results were below planned thresholds.

    At March 31, 2006, LogicVision had $9.4 million in cash, cash equivalents and investments, and no bank debt.

    New orders received during the first quarter totaled $3.3 million, of which $2.4 million is expected to be recognized as revenue ratably over the next 12 months. The company exited the first quarter with a record backlog of $21.0 million, including $7.4 million of deferred revenues, compared with a backlog of $20.3 million, including $6.7 million of deferred revenues, at the end of the fourth quarter. Approximately $8.5 million of the total backlog is expected to become recognized as revenue ratably over the next 12 months.

    "This quarter, we are pleased to have achieved the highest first quarter bookings since 2002, and an increase of three times the bookings from a year ago. We entered the second quarter of 2006 with a record backlog. Our goal remains to achieve positive cash flow and profitability by the end of the year, and we believe we are on track to meet that goal," said James T. Healy, president and CEO of LogicVision.

    "We booked four first-time customers in the first quarter, including AMD and AMI Semiconductor. In addition, we booked new business with ten existing accounts and eleven accounts renewed their current contracts. We believe that market momentum for our products continues to build, as companies move to using smaller manufacturing geometries, and the very real need for our eyes-in-the-die products becomes more and more apparent," Healy said.

    Guidance for the Second Quarter of 2006

    -- Revenues are expected to be in the range of $2.6 million to $2.7 million, an expected increase of 11% to 15%.

    -- Net loss is expected to be in the range of $1.8 million to $2.0 million, or a net loss in the range of $0.10 to $0.11 per share.

    -- Cash, cash equivalents and investments are expected to be approximately
       $9 million at the end of the second quarter

    Conference Call

    LogicVision will broadcast its conference call discussion of first quarter 2006 financial results today, Apr. 25, 2006 at 2 p.m. Pacific time. To listen to the call, please dial 800-857-5485, pass code: "LogicVision." A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial 203-369-0265. The LogicVision financial results conference call will be available via a live web cast on the investor relations section of the company's web site at http://www.logicvision.com. An archived web cast of the call will be available for one year.

    About LogicVision, Inc.

    LogicVision, Inc. provides unique yield learning capabilities in the design for manufacturing space. These capabilities enable its customers, leading semiconductor companies, to more quickly and efficiently learn to improve product yields. The company's advanced Design for Test (DFT) product line, ETCreate, works together with ETAccess and SiVision yield learning applications to enable increased profit by reducing device field returns, reducing test costs, and accelerating both time to market and time to yield. LogicVision solutions are used in the development of semiconductor ICs for products ranging from digital consumer goods to wireless communications devices and satellite systems. LogicVision was founded in 1992 and is headquartered in San Jose, Calif. For more information visit http://www.logicvision.com.

    FORWARD LOOKING STATEMENTS

    Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company's outlook, expected bookings, the features, benefits and enhancements of the Company's products, market opportunities, and the Company's expected financial results, including revenues, net loss, and cash, cash equivalents and investments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that orders could be modified, cancelled or not renewed, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, whether customers accept the Company's new products, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision's Form 10-K for the year ended December 31, 2005, and from time to time in LogicVision's SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

    LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision, Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

                                LOGICVISION, INC
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share amount)
                                   (Unaudited)

                                             Three Months Ended
                                                  March 31,
                                           ----------------------
                                              2006        2005
                                           ---------    ---------
Revenues:
 License                                   $   1,219    $   2,697
 Service                                       1,130          928
 Product                                                       52
  Total revenues                               2,349        3,677

Cost of revenues:
 License                                         257          186
 Service                                         424          569
 Product                                                       25
  Total cost of revenues                         681          780
Gross profit                                   1,668        2,897

Operating expenses:
 Research and development                      1,087        1,690
 Sales and marketing                           1,880        1,776
 General and administrative                      964        1,289
  Total operating expenses                     3,931        4,755

Loss from operations                          (2,263)      (1,858)
Interest and other income, net                    72           62

Loss before provision for income taxes        (2,191)      (1,796)
Provision for income taxes                        57           16

Net loss                                   $  (2,248)   $  (1,812)

Net loss per common share,
 basic and diluted                         $   (0.12)   $   (0.10)
Weighted average number of shares
 outstanding, basic and diluted               18,921       18,389

                                LOGICVISION, INC
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (Unaudited)

                                                  March 31,     December 31,
                                                    2006            2005
                                                ------------    ------------
                    ASSETS
Current Assets:
 Cash and cash equivalents                      $      7,658    $      3,620
 Short-term investments                                1,718           7,076
 Accounts receivable, net of allowance
  for doubtful accounts of $29 and $25                 2,930           2,512
 Prepaid expenses and other current assets             1,396           1,544
   Total current assets                               13,702          14,752
Property and equipment, net                              974           1,097
Intangible assets, net                                   389             464
Goodwill                                               6,846           6,846
Other long-term assets                                 1,092           1,182
   Total assets                                 $     23,003    $     24,341

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
 Accounts payable                               $        482    $        484
 Accrued liabilities                                   1,787           1,702
 Deferred revenue, current portion                     5,010           3,137
   Total current liabilities                           7,279           5,323
Deferred revenue                                       2,393           3,580
   Total liabilities                                   9,672           8,903

Commitments and contingencies

Stockholders' Equity:
 Preferred stock, $0.0001 par value:
  Authorized: 5,000 shares;
  Issued and outstanding: no shares
   issued and outstanding                                  -               -
 Common stock, $0.0001 par value:
  Authorized: 125,000 shares;
  Issued and outstanding: 18,934 shares
   at March 31, 2006 and 18,892 shares
   at December 31, 2005                                    2               2
Additional paid-in capital                           104,543         104,417
Accumulated other comprehensive income (loss)              8              (7)
Accumulated deficit                                  (91,222)        (88,974)
   Total stockholders' equity                         13,331          15,438
   Total liabilities and stockholders' equity   $     23,003    $     24,341

SOURCE  LogicVision, Inc.
    -0-                             04/25/2006
    /CONTACT: Bruce M. Jaffe, Vice President & CFO of LogicVision, +1-408-453-0146, InvestorRelations@logicvision.com/
    /Web site:  http://www.logicvision.com/
    (LGVN)